Exhibit 99.3


                        AMENDMENT NO. 1
                               TO
              PONCHATOULA HOMESTEAD SAVINGS, F.A.
                   1996 STOCK INCENTIVE PLAN


    WHEREAS, Homestead Bancorp, Inc. (the "Corporation") adopted the 1996 Stock Incentive Plan and, effective July 17, 1998, assumed all of the obligations of Ponchatoula Homestead Savings, F.A. (the "Association") under such plan in connection with the Association's reorganization from the mutual holding company structure to the stock holding company structure; and

    WHEREAS, the Corporation and the Association desire to amend the plan to reflect the adoption of the plan by the Corporation;

    NOW, THEREFORE, BE IT RESOLVED, the 1996 Stock Incentive Plan is hereby amended as follows:

    1.  The name of the plan shall be the Homestead Bancorp, Inc.
1996 Stock Incentive Plan;

    2. All references to Ponchatoula Homestead Savings, F.A. or the Association in the plan are hereby changed to Homestead Bancorp, Inc. or the Corporation where appropriate, including but not limited to in connection with the references to the Common Stock to be issued pursuant to the plan and to a change in control; and

    3. All other provisions of the 1996 Stock Incentive Plan shall remain unchanged.

    IN WITNESS WHEREOF, the Corporation and the Association have caused this amendment to be executed by a duly authorized officer as of this 9th day of June 1999.

                         HOMESTEAD BANCORP, INC.


                         By: /s/ Lawrence C. Caldwell, Jr.
                                 Lawrence C. Caldwell, Jr.
                                 President and Chief Executive Officer

                         PONCHATOULA HOMESTEAD SAVINGS, F.A.


                         By: /s/ Lawrence C. Caldwell, Jr.
                                 Lawrence C. Caldwell, Jr.
                                 President and Chief Executive Officer


                                E-4